Exhibit 10.1

January 30, 2008

John Rolls

4 Frog Rock Road

Armonk, New York 10504-1012

Purchase of MBIA Inc. Common Stock

Dear John:

This letter agreement (the “Letter”) sets forth the terms of the agreement between you and MBIA Inc. (the “Company”) regarding the purchase by you of 1,600 shares of the Company’s Common Stock (the “Stock”), on the terms and conditions approved by the Company’s Board of Directors on January 18, 2008.

1. Purchase of Stock. By the execution of this Letter, you agree to purchase from the Company, and the Company will sell to you, the following number of shares at the following prices per share:

Number of Shares	Purchase Price Per Share	Aggregate Purchase Price Per Tranche
100	44.1701	4,417.01
705	44.1500	31,125.75
95	38.8300	3,688.85
700	38.9457	27 261.99

The parties agree and acknowledge that the prices and number of shares set forth above correspond to the sales prices related to the sale of a corresponding number of shares of the Company’s common stock effected by a third party broker, as margin sales, during the period October 31 to November 1, 2007. You have represented that such sales occurred without your prior knowledge and without any action on your part. As you had no intent to cause such sales to occur, you requested and the Company agreed to sell you the same number of shares at the same prices to demonstrate that you had no intent to sell such shares and to confirm your desire not to benefit economically from such sales.

2. Additional Shares. You represent that in addition to the above referenced margin sales, there was another margin sale of 475 shares at per share sales price of $33.3401, which occurred on November 5. You represent that, at that time, you believed in good faith that that this was the only sale that had occurred and promptly effected a market purchase of 500 shares at a higher exercise price of $34.868 per share, to restore the sold shares to you account (the “Cover Purchase”). Accordingly, such 475 shares were not included in determining the shares to be purchased from the Company under this Letter.

3. Closing. Closing of this purchase shall take place immediately following the execution of this Letter, at the Company’s offices, and shall be effected by the delivery by you to the Company of a check for the aggregate purchase price of $66,493.60.

4. Satisfaction of Liability. As the aggregate purchase price of the shares substantially exceeds the fair market value of the shares by more than the amount of the profit described below, the Company agrees and acknowledges that this purchase sale constitute a full and complete settlement of your obligation under Section 16(b) of the Securities Exchange Act of 1934, as amended, to disgorge to the Company the profit you realized (within the meaning of such Section 16(b)) upon the Cover Purchase, which was matchable with the sales of 500 shares of common stock that occurred at a sales price of $44.1701 as to 100 shares, and $44.15 as to 400 shares, on October 31, 2007.

5. Voluntary Purchase. You represent that (i) you are entering into this Agreement on a voluntary basis and (ii) you have had available to you such financial data regarding the Company as you have deemed necessary to make an informed judgment to purchase the shares.

6. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter are merged herein and superseded hereby.

If you agree that the foregoing sets forth our agreement regarding your purchase of the shares referenced herein, please sign one copy of this Agreement below where indicated and return it to the undersigned.

MBIA, INC.

/s/ Ram D. Wertheim

Agreed to and Accepted:

/s/ John Rolls
John Rolls Dated: 1/30/08

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